Exhibit 10.5

AMENDMENT TO JOHN H. HARLAND COMPANY
2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS AS AMENDED
DECEMBER 15, 2005

Pursuant to the power to amend reserved in Section 11 of the John H. Harland Company 2005 Compensation Plan for Non-Employee Directors As Amended December 15, 2005, (the “Plan”), the Board of Directors of the John H. Harland Company amends the Plan, as follows:

1.

By deleting Section 3, Payment of Annual Retainer in Common Stock, effective for fees for services performed after 2006; provided, however, that the fees for meetings in December 2006 and the fourth installment of the 2006 annual retainer shall continue to be paid in common stock pursuant to the Plan and the elections of Directors.

2.

By revising the first sentence of Section 4, Payment of Other Annual Retainers, to read as follows:

The annual retainer fee covering the calendar year shall be paid in cash, in such amount as approved by the Company’s Board of Directors .  In addition, the Board may approve annual cash fees for the Chairs of Board Committees and the Lead Director, if any.

3.

By deleting the last sentence of Section 5, Meeting Fees.

4.

By deleting the phrase “or stock equivalents” from the last sentence of Section 6(b)(i).

5.

By amending the first sentence of Section 6(b)(ii) to read as follows:

The Director’s Account shall be credited with the dollar amount of the deferral.

6.

By deleting the text of Section 6(b)(iii)- (v) and substituting “[RESERVED]” in its place.

7.

By amending Section 6(b)(vi) to read as follows:

The cash balance in the Account shall be credited as of the payment date for any cash dividend on the Common Stock by multiplying the per share dividend by the number of stock equivalents credited to the Account.  If the dividend paid on Common Stock is a stock dividend, the cash balance shall be credited as of the payment date with an amount determined by multiplying the per share dividend by the closing price of the Common Stock on the New York Stock Exchange and multiplying that product by the number of stock equivalents credited to the Director’s Account.

8.

By amending the last sentence of Section 6(c)(v) to read as follows:

Distribution of the value of the Account invested in stock equivalents will be made in cash in an amount determined by multiplying the number of stock equivalents at the time of distribution by the closing price of the Common Stock on the date of distribution.

9.

The amendments described above shall be effective January 1, 2007; provided, however, that the fees for meetings in December 2006 and the fourth installment of the 2006 annual stock retainer shall continue to be paid or deferred in common stock pursuant to the Plan and the elections of Directors.  Except as otherwise amended, the Plan shall remain in full force and effect.